Exhibit 99.1

West Virginia American Water Files Rate Request Driven by More Than $300 Million of Investment
Request reinforces company’s commitment to providing safe, clean, and reliable service

Charleston, W.Va. (May 5, 2025) – West Virginia American Water filed a request today with the Public Service Commission of West Virginia (PSC) for new rates, reflecting more than $300 million of water and wastewater system investments since the company’s last rate request. The request reinforces the company’s commitment to replacing aging infrastructure and continuing to provide safe and reliable service in compliance with environmental regulations for the benefit of customers.

“Our commitment to long-term investments in our water and wastewater systems helps ensure we deliver high-quality service across the Mountain State,” said Scott Wyman, President of West Virginia American Water. “These ongoing investments are vital for providing safe, clean, and reliable service to the communities we serve. They demonstrate our dedication to the public health and safety of those communities.”

West Virginia American Water is proposing to implement new rates in two steps to promote customer affordability. If approved, the first step would go into effect March 1, 2026. The second step, establishing final rates, would become effective March 1, 2027.

If the company’s proposed rates are approved as filed with the PSC, the water bill for the average residential customer using 3,000 gallons per month would increase approximately $11 per month during the first step and approximately $5 per month in the second step. These new rates include the current Distribution System Improvement Charge (DSIC) already included on customer bills. The wastewater bill for the average residential customer using 3,000 gallons would increase approximately $8 per month during the first step and approximately $5 per month in the second step after factoring in the current Wastewater System Improvement Charge (WSIC) already included on customer bills.

The company is also proposing a Universal Affordability Discount Tariff that seeks to assist residential customers who meet income qualifications. The four-tiered proposal would tailor rates to various levels of household income. Under this proposed tariff, eligible households would receive monthly bill discounts of between 15 and 60 percent for water and wastewater service. The current Department of Health and Human Resources 20 percent discount program, the company’s H2O Help to Others Program™, and other bill assistance and payment arrangements will continue along with the proposed Universal Affordability Discount Tariff and the new, two-step rate adjustment.

The PSC’s 300-day statutory rate review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public hearings, and consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to learn how customers may participate in this process, visit westvirginiaamwater.com and select “Your Water and Wastewater Rates” under the Customer Service menu.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About West Virginia American Water
West Virginia American Water, a subsidiary of American Water (NYSE: AWK), is the largest regulated water utility in the state, providing safe, clean and reliable water and wastewater services to approximately 583,000 people.

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Media Contact
Olivia Bailey
External Affairs Manager
Olivia.Bailey@amwater.com

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